Exhibit 10.2

WORKING CAPITAL LOAN AGREEMENT

THIS WORKING CAPITAL LOAN AGREEMENT (the “Loan Agreement”) is entered into effective this 5th day of July, 2012, (the “Effective Date”), by and between SOUTHERN HEALTH CORPORATION OF HOUSTON, INC., a Georgia corporation (“Borrower”) and STILLWATER NATIONAL BANK AND TRUST COMPANY (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender extend certain credit and related financial accommodations including a loan of up to $1,000,000.00 for working capital and similar general corporate purposes evidenced by a revolving promissory note of even date herewith;

WHEREAS, Lender has agreed to accommodate the request from Borrower for the loan subject to the provisions of this Loan Agreement including the receipt of certain guaranties; and

WHEREAS, SunLink Healthcare, LLC, a Georgia limited liability company (“Healthcare”), and SunLink Health Systems, Inc., an Ohio corporation (“SunLink”), are each willing to separately guarantee 100% of the indebtedness and obligations of Borrower to Lender pursuant to their respective guaranties of even date herewith; and

WHEREAS, concurrently herewith Lender is also extending certain credit to Borrower pursuant to a separate Mortgage Loan Agreement for a loan of up to $9,975,000.00 in connection with mortgage refinancing and construction on real property owned by Borrower; and

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereto acknowledge, Borrower and Lender hereby agree as follows:

1. LENDING AGREEMENT. Subject to the terms and conditions hereinafter set forth, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender the sum of up to ONE MILLION DOLLARS ($1,000,000.00) (the “Loan Commitment”), to be used by Borrower solely for the purposes of (a) refinancing certain existing indebtedness owing by Borrower, (b) providing working capital purposes in connection with Borrower’s operation of its hospital, nursing home, clinic and medical office businesses on the Property (defined below), and (c) paying all fees and expenses required to be paid by Borrower hereunder.

2. BORROWER’S NOTE. Borrower will execute and deliver to Lender a revolving promissory note of even date herewith in form and substance and payable on terms approved by Lender (the “Working Capital Note”) having the following terms:

2.1.	Amount. The principal face amount will be ONE MILLION DOLLARS ($1,000,000.00).

2.2.	Interest. The Working Capital Note will bear interest at the interest rate equal to the greater of (a) six percent (6.0%) per annum; or (b) the Prime Rate plus one and one half percent (1.5%) per annum, which rate will be prospectively adjusted on September 30, 2012 and on the last day of every third month thereafter to reflect any change in the Prime Rate as in effect on such date (the “Interest Rate”). “Prime Rate” means the Prime Rate as published in the “Money Rates” Section of the Wall Street Journal, which rate is not necessarily the lowest rate of interest charged by Lender. All interest on the Working Capital Note shall be calculated for the actual number of days elapsed at a per diem charge based on a year consisting of 360 days.

2.3.	Maturity. The entire unpaid principal balance plus all accrued interest owing on the Working Capital Note shall be due and payable on July 5, 2014 (the “Maturity Date”).

2.4.	Payments. Commencing August 1, 2012 and on the 1st day of each month thereafter, monthly payments of interest only will be payable on the Working Capital Note at the Interest Rate. By instruction to the Lender, Borrower may authorize Lender to make an advance to pay interest on the date due.

2.5.	Borrowing Base. The unpaid principal balance of the Working Capital Note will not at any time exceed the lesser of (i) the Borrowing Base or (ii) $1,000,000.00. For purposes of this Loan Agreement, the term “Borrowing Base” will mean eighty percent (80%) of Eligible Accounts Receivable. The term “Account” will have the same meaning as such term is defined in the Uniform Commercial Code of the State of Oklahoma and will also include billed and unbilled Accounts. The term “Eligible Accounts Receivable” will mean all Accounts, except those Accounts (the “Ineligible Accounts”) which meet any of the following criteria at the time the Account comes into existence or prior to the date on which the Account is collected in full, (less the estimated contractual allowances resulting from reductions imposed by insurance companies and government payors as determined by Borrower and approved by Lender): (a) an Account which is more than one hundred twenty (120) days past due from the invoice date, provided that the aggregate amount of all Accounts which are more than ninety (90) days past due from the invoice date will be capped at $100,000.00 and all Accounts which exceed this aggregate amount will be deemed Ineligible Accounts; (b) Accounts of Account debtors disapproved by Lender, as reasonably determined by Lender; (c) private pay Accounts; (d) an Account which does not arise from a bona fide performance of services by Borrower; (e) any portion of an Account which is subject to or with respect to which Borrower has received notice of any claim, counterclaim, set-off, allowance or adjustment by the Account debtor, including without implied limitation, any claim, counterclaim, set-off, allowance or adjustment based on any violation of or failure to comply with any applicable federal or state law; (f) an Account which is subject to any attachment, levy, garnishment or other judicial process or subject to any assignment, claim, lien or security interest of any character; (g) an Account which does not arise in the ordinary course of Borrower’s business; (h) an Account for which Borrower or Lender has received notice of bankruptcy, receivership, conservatorship, insolvency or material adverse change in the financial condition of the Account debtor;

2.6.	Revolving Loan. Borrower will be entitled to advance, repay and readvance funds under the Working Capital Note from time to time subject to the satisfaction of the conditions set forth in Section 7 hereof and the subsections thereunder, provided that the unpaid principal balance of the Working Capital Note will not at any time exceed the lesser of (i) the Borrowing Base or (ii) $1,000,000.00. Lender will not be obligated to make any advances under the Working Capital Note unless Lender has been provided with such written documentation as Lender may reasonably require to evidence that the loan proceeds thereunder are to be used solely for the purpose set forth at Section 1 hereof.

2.7.

Borrowing Base Certificate. Certificates in form satisfactory to Lender, along with an accounts receivable aging report will be provided to Lender by Borrower on or before the 20th day of each month as of the last day of the immediately preceding month, and at such other times as may be required by Lender, which certificates shall show the computation of the Borrowing Base and be signed by an authorized representative of Borrower (the “Borrowing Base Certificate”).

2.8.	Advances. Subject to Section 7 hereof, advances under the Working Capital Note will be made by Lender from time to time on the request of Borrower subject to the following limitations:

2.8.1.

Advance Procedure. To obtain advances under the Working Capital Note, the Borrower will notify the Lender of the total amount of the requested advance, and will provide to the Lender a Borrowing Base Certificate, together with such additional documents and information as Lender reasonably may request with respect to the Advance. Any request by Borrower for an advance hereunder shall be in writing, or by telephone and in writing, and, unless waived by Lender, must be given so as to be received by Lender not later than noon (Oklahoma City time) on the requested advance Date. Each request for an advance hereunder shall be irrevocable and shall be deemed a representation by Borrower as of the date thereof and after giving effect to the requested advance the applicable conditions specified in Section 7 have been and will be satisfied, except for those conditions waived in writing by Lender with respect to such request. Each request for an advance hereunder shall specify (i) the requested advance date and (ii) the amount to be advanced. Lender may rely on any telephone request by a Senior Officer of Borrower or by Senior Officer of SunLink as agent for the Borrower for an Advance hereunder which it believes in good faith to be genuine (provided that Borrower or SunLink as agent for Borrower shall also be required to promptly confirm to Lender each telephone request in writing); and Borrower hereby waives the right to dispute Lender’s record of the terms of such telephone request. “Senior Officer” means as to Borrower its Chief Executive Officer, President, or Chief Financial Officer, and as to SunLink its Chief Executive Officer, President, Chief Operating Officer,

Chief Financial Officer, Controller or any Executive Vice President. Borrower shall provide the Lender with a certificate as to the current names of such Senior Officers and any other person(s) who are authorized on behalf of Borrower to represent the Borrower in connection with a request for funds under the Working Capital Note.

2.8.2.	Disbursement. On Borrower’s satisfaction of the requirements and conditions contained in this Loan Agreement, Lender will make available to Borrower the amount of the advance requested by remittance to the Operating Account or such other deposit account designated by Borrower from time to time in writing to Lender, not later than 4:00 p.m. (Atlanta, Georgia time) on the requested advance date.

2.8.3.	Records. Lender shall enter in its ledgers and records the amount of the advances made or distributed by Lender and the repayments made by Borrower thereon. All entries shall be made in accordance with customary accounting practices of Lender as in effect from time to time. The outstanding balance, as recorded on the most recent printout or other written statement of Lender shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Loan. Lender is authorized by Borrower to enter on a schedule attached to the Working Capital Note, as appropriate, a record of the advances and repayments; provided, however that the failure by Lender to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of Borrower hereunder and on the Working Capital Note, and, in all events, the principal amount owing by Borrower in respect of the Working Capital Note shall be the aggregate amount of all advances made by Lender less all payments of principal thereof made by Borrower.

2.8.4.	Termination of Advances. The Lender will have no obligation to make any advances under the Working Capital Note if a Default has occurred hereunder or under any of the Loan Documents.

2.9.	Loan Balancing. Borrower agrees that the unpaid principal balance of the Working Capital Note will not at any time exceed the lesser of (i) the Borrowing Base; or (ii) $1,000,000.00. If the unpaid principal balance of the Working Capital Note at any time exceeds such amounts as described above, Borrower agrees to make a principal payment in the amount necessary to reduce the unpaid principal balance of the Working Capital Note to comply with the terms of this Section 2.9, within five (5) days after Lender’s request therefor.

3. RECOURSE. The Loan Commitment will be full recourse to Borrower under the Working Capital Note, and full recourse to SunLink and Healthcare under their guaranties.

4. COLLATERAL SECURITY. The performance of all covenants and agreements contained in this Loan Agreement and in the other documents executed or delivered as a part of this transaction and the payment of the Working Capital Note and all renewals, amendments and modifications thereof, all interest thereon and expenses of collection thereof shall be secured by the following:

4.1.	Deed of Trust. Borrower shall grant Lender a second priority lien covering Borrower’s real property described at Exhibit “A” hereto together with all buildings, fixtures and improvements now or hereafter located thereon (collectively, the “Property”) to be evidenced by a deed of trust in form and substance approved by Lender (the “Deed of Trust”). The lien covering the Property will be subordinate only to the lien granted by Borrower to Lender in the same collateral to secure the Mortgage Note.

4.2.	Assignment of Rents. Borrower shall grant Lender a second priority security interest in all of Borrower’s leases and rents with respect to the Property pursuant to the terms of an assignment of leases and rents covering the Property in form and substance approved by Lender (the “Assignment of Rents”). The lien covering the leases and rents will be subordinate only to the lien granted by Borrower to Lender in the same collateral to secure the Mortgage Note.

4.3.	Security Interest. Borrower shall grant Lender (i) a first priority security interest covering all of Borrower’s accounts, deposit accounts including but not limited to Account No. xxxxxxx (the “Medicare Account”), and Account No. xxxxxxx (the “Operating Account”), both maintained by Borrower with Lender, (all such accounts collectively, the “Deposit Accounts”) excluding Borrower’s Account No. xxxxxxx (the “Construction Escrow Account”) which shall be subject to a second priority security interest, (ii) a first priority security interest in Borrower’s accounts receivable, government and non-government health care accounts receivable, including but not limited to health-care-insurance receivables, contract rights and inventory, whether now owned or hereafter acquired, and all proceeds, products, rents, profits, and income therefrom (collectively, the “Receivables”); (iii) a first priority security interest covering all of Borrower’s goods, chattels, revenue, income, certificates of title, medical supplies, and equipment (collectively, the “Goods”) and (iv) a second priority security interest covering all of Borrower’s medical equipment, furniture, hospital beds, kitchen equipment and supplies, computer equipment, computer hardware, computer software, computer software licenses, general intangibles, and all other tangible personal property, whether now owned or hereafter acquired, and all proceeds, products, rents, profits and income from the sale therefrom (the “Equipment”). The Deposit Accounts, the Receivables, the Goods and the Equipment are collectively referred to herein as the “Borrower’s Personal Property”). The security interests granted shall be evidenced by one or more security agreements in form and substance approved by Lender (the “Security Agreement”). The lien covering the Equipment and the Construction Escrow Account will be subordinate only to the lien granted by Borrower to Lender in the same collateral to secure the Mortgage Note.

4.4.

Stock Pledge Agreement. In support of the unlimited guaranty to be delivered by Healthcare, Healthcare shall pledge 100% of the stock and ownership interests in Borrower to Lender, to be evidenced by a Stock Pledge Agreement in form and substance approved by Lender (the “Stock Pledge Agreement”) and in connection therewith Healthcare shall deliver to Lender all original stock certificates (the “Stock Certificates”) together with a stock power endorsed in blank (the “Stock Power”).

5. GUARANTIES. SunLink and Healthcare shall each guarantee payment of all indebtedness evidenced by the Working Capital Note, to be evidenced by guaranty agreements in form and substance approved by Lender (respectively, the “SunLink Guaranty” and the “Healthcare Guaranty”). SunLink and Healthcare are sometimes referred to hereafter together as the “Guarantors”.

6. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

6.1.	Borrower’s Existence. Borrower is, and will continue to be a corporation, duly incorporated and validly existing under the laws of the State of Georgia; Borrower has adequate power, authority and legal right to own and hold the Property; Borrower is or will be, in all material respects, duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities which in any such case is material to the ability of Borrower to carry on its business in the development, construction, equipping, operating and leasing of the Property; Borrower has adequate authority, power and legal right to enter into and carry out the provisions of this Loan Agreement and other documents contemplated herein and to consummate the transactions contemplated hereby.

6.2.	Litigation. All litigation in which Borrower is involved is set forth on Schedule “6.2” hereto. There is no action, suit, proceeding or investigation pending or threatened against Borrower, or any of the owners of Borrower, which would reasonably be expected to materially adversely affect Borrower, the Property or any of Borrower’s Personal Property or materially impair the ability of Borrower to carry on its business substantially as now conducted or contemplated or result in any substantial liability above applicable deductibles not adequately covered by insurance.

6.3.	No Default. The making and performance by Borrower of this Loan Agreement or the documents to be executed in connection herewith will not violate any material provision or constitute a material default under any indenture, agreement or instrument to which Borrower, the Property or any material portion of Borrower’s Personal Property is bound or affected.

6.4.	Ownership. Borrower owns good marketable fee title to the Property, and Borrower has good title to Borrower’s Personal Property and, upon completion of construction and/or installation and payment therefor, all of its other properties and assets, real or personal, tangible or intangible, which are or are to be constructed, owned, installed, or used in connection with any of the Property, and none of such properties or assets is or will be subject to any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind excluding only “Permitted Encumbrances” as set forth at Schedule “6.4” hereto.

6.5.	Financial Statements. Except as set forth on Schedule “6.5A” hereto, Borrower’s and Guarantors’ financial statements heretofore delivered to Lender (“Historical

Financial Statements”) are true and correct in all material respects, have been prepared in accordance with United States generally accepted accounting principles consistently applied (except in the case of unaudited financial statements, subject to the absence of financial footnotes and to normal and recurring year-end adjustments that are not likely to be material in amount) (“GAAP”), and present in accordance with GAAP the financial condition reflected therein as of the times and for the respective periods referred to therein. For purposes of this Section 6.5, “Historical Financial Statements” means those financial statements set forth on Schedule 6.5B.

6.6.	Full Disclosure. Neither this Loan Agreement nor any statements or documents of Borrower referred to herein or delivered by Borrower pursuant to this Loan Agreement contains any untrue statement of a material fact.

6.7.	Survival of Representations and Warranties. All covenants, representations and warranties made herein and under all documents executed pursuant hereto shall survive the making of the loans hereunder and the delivery of the Working Capital Note and other instruments executed in connection therewith until complete repayment of the Working Capital Note and all renewals and modifications thereof. Each request by Borrower for an advance hereunder shall constitute an affirmation that the foregoing representations and warranties remain true and correct as of the date of such request, or if given as of a specific date, as of such date unless otherwise disclosed, except with respect to financial statements superseded by subsequent reporting to Lender.

7. CONDITIONS PRECEDENT TO LOAN. As soon as all of the conditions set forth at Sections 7.1 through 7.12 hereof have been satisfied, and so long as no Default has occurred hereunder, Lender will advance the entire Loan Commitment from time to time, subject to the terms of this Loan Agreement, to be used solely for the purposes set forth in Section 1 hereof.

7.1.	Loan Documents. This Loan Agreement, the Working Capital Note, the Deed of Trust, the Assignment of Rents, the Security Agreement, the Stock Pledge Agreement, the Stock Certificates, the Stock Power, the Account Collection Agreement, the SunLink Guaranty, the Healthcare Guaranty, and all other documents executed pursuant thereto or in connection therewith as might be required by Lender (all of the foregoing are referred to herein as the “Loan Documents”) shall have been duly authorized, executed and delivered to Lender.

7.2.	Authority. A certificate of the Secretary or Assistant Secretary of Borrower, SunLink and Healthcare (or other appropriate officer, including in the case of Healthcare, its sole member) dated as of the Effective Date and certifying to the following:

7.2.1.	A true and correct copy of the corporate (or other) resolutions of such the applicable entity authorizing the execution, delivery and performance of the Loan Documents to which such entity is a party contemplated hereby and thereby;

7.2.2.	The incumbency, names, titles and signatures of the officers of such entity authorized to execute the Loan Documents to which such entity is a party.

7.3.	Organization. A certificate of the Secretary or Assistant Secretary of Borrower, SunLink and Healthcare (or other appropriate officer, including in the case of Healthcare, its sole member) dated as of the Effective Date and certifying to the following:

7.3.1.	A true and correct copy of the Articles of Incorporation or Certificate of Incorporation or Organization (or the equivalent) of each such entity with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of incorporation or organization as of a date not more than thirty (30) days prior to the Effective Date; and

7.3.2.	A true and correct copy of the bylaws (or other constitutive documents such as a limited liability company operating agreement) for the applicable entity.

7.4.	Good Standing. A certificate of good standing for each of Borrower, SunLink and Healthcare in the jurisdiction of its incorporation or organization and, in the case of Borrower, its good standing as a foreign corporation in the State of Mississippi, in each case certified by the appropriate governmental officials as of a date not more than thirty (30) days prior to the Effective Date.

7.5.	Compliance with Governmental Regulations. Evidence to the satisfaction of Lender shall have been made available to Lender that (i) the Property complies in all material respects with all applicable zoning, subdivision, environmental, air quality, flood hazard, fire safety, planning, building and other governmental laws, ordinances, codes, regulations or private use restrictions to the extent any failure to do so would materially adversely affect the ability of Borrower to carry on its business substantially as presently conducted; (ii) Borrower holds all material licenses and permits required by law for Borrower to operate Borrower’s hospital, nursing home and medical office businesses on the Property.

7.6.	Financial Statements. The financial statements of Borrower, SunLink and Healthcare as of the end of the most recent quarter shall have been delivered to Lender.

7.7.	Tax returns. The filed federal income tax returns for the fiscal year ended June 30, 2011 for Borrower, SunLink and Healthcare shall have been delivered to and approved by Lender.

7.8.	Opinion of Borrower’s Counsel. An opinion from Borrower’s counsel in form and substance satisfactory to Lender shall have been delivered to Lender as to the due existence and good standing of Borrower, SunLink and Healthcare, and the due authorization of the execution and delivery of the Loan Documents, as applicable, by Borrower, SunLink and Healthcare.

7.9.	Licenses. Borrower shall have provided Lender with copies of all material licenses and permits required by law for Borrower to operate Trace Regional Hospital, Floy Dyer Manor Nursing Home, and the existing medical office businesses on the Property.

7.10.	No Prior Liens. Lender shall have been provided with written documentation satisfactory to Lender that no liens, other than those in favor of Lender and those included as Permitted Encumbrances, have been filed against the Property or Borrower’s Personal Property.

7.11.	Insurance. Borrower shall have obtained all of the insurance as required by and in accordance with Section 8 hereof.

7.12.	Releases. Borrower shall have provided documentation satisfactory to Lender evidencing the complete release of Borrower from all personal liability owing under any other lending agreement, indebtedness or similar obligation owing to any party other than Lender in each case for money borrowed except in connection with Permitted Indebtedness (defined below).

7.13.	Chatham Subordination. Chatham Credit Management III, LLC, as agent (“Chatham”) with respect to the Amended and Restated Credit Agreement dated August 1, 2008 (as amended, restated or otherwise modified from time to time, the “Chatham Credit Agreement”) shall have delivered to Lender a subordination agreement in form and substance reasonably approved by Lender and Chatham. For the purpose of determining compliance with the provisions of Section 10.6 below, the subordinated indebtedness to Chatham under the Chatham Credit Agreement shall be disregarded.

8. INSURANCE. Borrower shall obtain and maintain during the time stated below the following insurance policies and comply with the following obligations (those policies and obligations, collectively, the “Required Insurance”).

8.1.	Special Perils Insurance. Borrower shall obtain and maintain at all times property insurance against all risks of loss to the Property customarily covered by “All Risk” or “Special Perils Form” policies as available in the insurance market (the “Special Perils Insurance”). Any Special Perils Insurance policy shall contain a coinsurance waiver and replacement cost value endorsement without reduction for depreciation. Special Perils Insurance shall cover at least the following perils:

8.1.1.	Building collapse, fire, flood, impact of vehicles and aircraft, lightning, malicious mischief, mudslide, subsidence, vandalism, water damage, and windstorm; and

8.1.2.	Such other insurable perils as, under good insurance practices, other commercial property owners from time to time insure against for property and buildings similar to the Property in height, location, nature, type of construction, and use; and

8.1.3.	The additional expense of demolition and increased cost of construction including increased cost from any changes in laws on restoration (which may be subject to a sub-limit for demolition and increased cost of construction of up to $10,000,000); and

8.1.4.	At least one hundred percent (100%) of the replacement value of all buildings and improvements now or hereafter located on the Property (which may be subject to a “margin clause” of up to 115% limiting coverage for each item (building, personal property, etc.) of the value reported on the statement of value as provided by Borrower to the insurer); and

8.1.5.	All tenant improvements and betterments that any of the leases on the Property require Borrower to insure (the “Insured Leasehold Property”).

8.2.	Flood Insurance. If any buildings or improvements located on the Property are located in an area designated as “flood prone” or a “special flood hazard area” under the regulations for the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, 42 U.S.C. §4001 et seq., Borrower shall obtain and maintain at all times at least the maximum coverage for the Property available under the federal flood insurance plan which may be subject to a “flood blanket” sublimit of up to (i) $25,000,000 with respect to Trace Regional Hospital and (ii) $10,000,000 with respect to other locations.

8.3.	Boiler and Machinery Insurance. Borrower shall obtain and maintain at all times comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss, extra expense, and expediting expense on the Property and the Insured Leasehold Property (the “Boiler and Machinery Insurance”). The Boiler and Machinery Insurance shall be on a replacement cost value basis, and, for each accident, shall cover at least the greater of: (a) Fifteen percent (15%) of full replacement cost of the buildings and improvements now or hereafter located on the Property; or (b) $500,000.00.

8.4.	Builder’s Risk Insurance. Borrower shall obtain and maintain during construction of the MOB builder’s risk insurance for the full completed insurable value of the MOB written on a “completed value” Form (100 percent non-reporting) or its equivalent and including an endorsement granting permission to occupy (the “Builder’s Risk Insurance”). The “MOB” is the medical office building as defined in the Mortgage Loan Agreement, the construction of which will be funded by the Mortgage Loan. Builder’s Risk Insurance shall cover:

8.4.1.	The same perils that Special Perils Insurance must cover with whatever limits and coverage extensions Lender requires, unless Borrower’s Special Perils Insurance already includes that coverage; and

8.4.2.	Loss of materials, equipment, machinery, and supplies whether on-site, in transit, or stored offsite, or of any temporary structure, hoist, sidewalk, retaining wall, or underground property; and

8.4.3.	Soft costs, plans, specifications, blueprints, and models to the extent of $850,000.00; and

8.4.4.	Demolition and increased cost of construction, including increased costs arising from changes in laws at the time of restoration and coverage for operation of building laws, all subject to a sublimit satisfactory to Lender; and

8.4.5.	Business interruption (delayed opening) on an actual loss sustained basis and otherwise in compliance with Business Interruption Insurance requirements.

8.5.	Business Interruption Insurance. As an extension to Special Perils Insurance, Flood Insurance, and Boiler and Machinery Insurance, Borrower shall obtain and maintain business interruption insurance on an “actual loss sustained” basis (“Business Interruption Insurance”). Borrower shall obtain and maintain Business Interruption Insurance equal to at least $10,000,000.00. If a Default shall have occurred and then be continuing, after receipt of any Business Interruption Insurance proceeds, Lender will be entitled to apply any such proceeds to indebtedness then owing by Borrower to Lender under this Loan Agreement or the Mortgage Loan Agreement and within three (3) Business Days therewith will deposit any excess proceeds into Borrower’s Operating Account. For purposes of this Loan Agreement, “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which federally chartered banking institutions are not required to be open.

8.6.	Liability Insurance.

8.6.1.	Borrower shall obtain and maintain the following insurance for personal injury, bodily injury, death, accident, and property damages (collectively, the “Liability Insurance”);

(a)	Public liability insurance, including commercial general liability insurance;

(b)	Owned (if any), hired, and non-owned automobile liability insurance; and

(c)	Umbrella liability insurance.

8.6.2.	Liability Insurance shall provide coverage of at least one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) in annual aggregate. If any Liability Insurance also covers other location(s) with a shared aggregate limit, the minimum Liability Insurance shall be increased by two million dollars ($2,000,000.00).

8.6.3.	Liability Insurance shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors,

contractual liability (including liability assumed under any contracts and leases), and products and completed operations. Borrower will use commercially reasonable efforts to cause all Liability Insurance to name Lender as an “Additional Insured” by endorsement.

8.7.	Statutory Employees’ Insurance. Borrower shall obtain and maintain workers’ compensation and disability insurance as required by law (“Statutory Employees’ Insurance”).

8.8.	Fidelity Bonds. Borrower shall obtain fidelity bonds or employee dishonesty coverage for each employee of Borrower who has or will have access to any of Borrower’s funds satisfactory to Lender.

8.9.	Medical Malpractice Insurance. Borrower shall obtain and maintain or cause to be maintained medical malpractice insurance for each medical professional employed by Borrower and Borrower shall use commercially reasonable efforts to require medical malpractice insurance to be maintained by each medical professional not employed by it working on the Property.

8.10.	Documentation. Borrower shall provide to Lender the following documentation:

8.10.1.	For Special Perils Insurance, Flood Insurance, and Boiler and Machinery Insurance, and Business Interruption Insurance (collectively, “Property Insurance”), Borrower shall cause Lender to be named as “Lender Loss Payee” or “Mortgagee” on a standard noncontributory mortgagee endorsement (or its equivalent) naming Lender or its designee as the party to receive insurance proceeds.

8.10.2.	Borrower shall provide such additional evidence of Lender’s interest under any Required Insurance as Lender shall reasonably require from time to time, including the following (the “Evidence of Insurance”):

(a)	An ACORD 28 certificate of insurance for all Property Insurance and Builder’s Risk Insurance; and

(b)	A certificate of insurance evidencing Borrower’s Liability Insurance; and to the extent Borrower can cause the following by commercially reasonable efforts, such certificate will evidence Lender as an additional insured and otherwise reasonably evidence compliance with the Liability Insurance requirements of the Loan Documents.

8.10.3.	Borrower shall deliver to Lender, promptly upon issuance and in all events within ten (10) days of Borrower’s receipt of the applicable policy, copies of the insurance policies for all Required Insurance, and will use commercially reasonable efforts to obtain a representation by the carrier or its authorized representative that such copy is true and correct. Prior to any policy expiration, Borrower shall deliver evidence of renewal in compliance with the Loan Documents.

8.11.	Policy Requirements.

8.11.1.	Borrower shall obtain all Required Insurance from domestic carrier(s) authorized to do business in the State of Mississippi and reasonably satisfactory to Lender with: (a) A claims paying ability of not less than “A” (or the equivalent) by S&P and one other rating agency satisfactory to Lender; and (b) “A:X” or better financial strength rating by AM Best. A change in carrier’s rating under clause (a) or clause (b) shall not constitute a Default so long as Borrower undertakes commercially reasonable efforts to obtain substitute coverage from a carrier rated under clause (a) or clause (b) as promptly as is commercially practicable, taking into account the remaining policy periods and the cost of such substitute coverage.

8.12.	Blanket Coverage. Borrower may provide any Required Insurance under a blanket policy or policies covering the Property and other property and assets, provided that:

8.12.1.	The blanket policy otherwise meets all requirements for Required Insurance, and, except in the case of Liability Insurance, specifies how much coverage, and which sublimits, apply exclusively to the Property; and

8.12.2.	The amount allocated to the Property equals or exceeds the Required Insurance.

8.13.	Protection of Lender’s Interest.

8.13.1.	Borrower shall cause its insurance carrier to agree:

(a)	to provide Lender 30 days written notice (10 days prior written notice for nonpayment of premium) prior to any cancellation, termination or nonrenewal of the required insurance;

(b)	to allow Lender to pay premiums to continue the policy upon notice of cancellation for nonpayment.

8.13.2.	Every Property Insurance policy shall by its terms remain valid and insure Lender’s interest regardless of any:

(a)	Named insured’s act, failure to act, negligence, or violation of warranties, declarations, or conditions;

(b)	Occupancy of use of the Property for purposes more hazardous than those permitted; or

(c)	Exercise of any Lender’s remedies.

If Lender reasonably deems itself insecure, on Lender’s request, Borrower will be required to make monthly deposits for insurance premiums equal to one-twelfth (1/12) of the annual charges as estimated by Lender to accumulate with Lender sufficient funds to pay the insurance premiums thirty (30) days prior to their due date, such deposits to be held by Lender without interest.

8.14.	Lender’s Rights; No Liability.

8.14.1.	Borrower irrevocably authorizes Lender, at any time, to communicate directly with Borrower’s insurance carrier(s), broker(s), and tenant(s) about any Required Insurance.

8.14.2.	Any determination or request that Lender makes about any Required Insurance shall impose no obligation or liability on Lender. Borrower shall not rely on any such determination or request (or its absence) as an implied or express representation about the adequacy of Borrower’s insurance. Borrower acknowledges that any such determination or request would be made solely for Lender’s own benefit and not for Borrower. Borrower retains sole responsibility for the adequacy and prudence of its insurance program.

8.14.3.	If at any time Lender has not received satisfactory written evidence that Borrower maintains and has paid for all Required Insurance, then without limiting Lender’s remedies, Lender may (but shall have absolutely no obligation to) force place any Required Insurance or take such other actions as Lender shall deem appropriate to protect its interests. Prior to force placing insurance, Lender shall give notice to Borrower. Lender’s costs of doing so shall constitute loans to Borrower, all of which Borrower agrees will be secured by the Loan Documents.

9. ACCOUNT COLLECTIONS. Pursuant to the Account Collections Agreement, Borrower will instruct all of Borrower’s account debtors that (a) the point of remittance for payments remitted by any non-electronic means shall be [Borrower to designate address]; (b) the point of remittance for electronic payments remitted by non-Medicare account debtors shall be the Operating Account; and (c) the point of remittance for all electronically transmitted payments on accounts and accounts receivable of Borrower payable from any state or the federal government or any subdivision or agency thereof, including but not limited to Medicare and Medicaid payments (the “Medicare Electronic Payments”) shall be the Medicare Account. Borrower will not, without the prior written consent of Lender, revoke or alter the instructions until such time as all of the indebtedness owing by Borrower to Lender has been paid in full. Without limiting the foregoing, any payments received by Borrower other than as set forth above will be deposited or transferred within five (5) Business Days into the Operating Account. Payments received by Lender will be processed in accordance with the terms and conditions of the Account Collections Agreement. Borrower authorizes and directs Lender to sweep all funds from the Medicare Account to the Operating Account on a daily basis, and in the absence of a Default, such funds in the Operating Account may be used by Borrower, all in accordance with the terms of the Account Collections Agreement. Lender agrees that Lender will not have a right of set off with respect to the Medicare Account.

10. COVENANTS. Until payment in full of the Working Capital Note and all renewals and modifications thereof, and performance of all obligations owing to Lender under this Loan Agreement and the instruments executed pursuant hereto, unless Lender shall otherwise consent in writing, Borrower covenants and agrees as follows:

10.1.	Performance of Obligations. Borrower will promptly and punctually perform all of the obligations hereunder and under the Loan Documents, and under all other instruments executed or delivered pursuant thereto.

10.2.	Information. Borrower will promptly furnish to Lender all reasonably requested information concerning the Property, the progress of the construction of the MOB and, the financial status of Borrower and updated budgets and disbursement schedules relating to the MOB. For each fiscal quarter, Borrower will provide Lender with a quarterly financial statement of Borrower (signed by an officer of Borrower charged with such responsibility) as having been prepared in accordance with GAAP within forty-five (45) days after the end of the fiscal quarter. For each fiscal year, Borrower will provide Lender with an annual financial statement of Borrower within one hundred five (105) days after the close of the fiscal year, certified by an officer charged with such responsibility as having been prepared in accordance with GAAP. If the date on which quarterly or annual financial statements would be due is not a Business Day, the date shall be extended to the next Business Day. The annual financial statements may be unaudited if Borrower is included within the consolidating statements of SunLink’s audited annual financial statement. Borrower will provide Lender with such other financial reports as may be reasonably required by Lender. All financial statements will consist of at least a balance sheet, income statement, and statement of cash flow. Financial reports which are not financial statements shall be prepared in such form as are customarily utilized by management, including, if applicable, in accordance with GAAP or in such other form as may be reasonably required by Lender.

10.3.

Guarantor Financial Statements. For each fiscal quarter, Borrower will cause SunLink and Healthcare to provide Lender with unaudited quarterly financial statements within forty-five (45) days after the end of the fiscal quarter. For each fiscal year, Borrower will cause SunLink and Healthcare to provide Lender with audited annual financial statements within one hundred five (105) days after the end of the fiscal year. If the date on which quarterly or annual SunLink or Healthcare financial statements would be due is not a Business Day, the date shall be extended to the next Business Day. Healthcare’s annual financial statements may be unaudited if Healthcare is included within the consolidating statements of SunLink’s audited annual financial statements. All such financial statements will consist of at least a balance sheet, income statement and statement of cash flows. SunLink’s financial statements will also include a statement of shareholders equity. All financial statements will be certified by an officer charged with such responsibility as having been prepared in accordance with GAAP. Borrower will cause SunLink and Healthcare to provide Lender with such other financial reports of SunLink and Healthcare as reasonably may be required by Lender. With respect to financial reports of SunLink or Healthcare that are not financial statements, such reports shall be prepared in such form as are customarily utilized by management, including, if applicable, in accordance with GAAP or in such other form as may be reasonably required by Lender. As to SunLink, SunLink’s quarterly report on Form 10-Q and annual report on Form 10-K as required to be filed with the United States Securities and Exchange Commission shall be satisfactory as to form for SunLink Financial Statements and the filing thereof with the SEC via the EDGAR system shall constitute the provision thereof to Lender.

10.4.	Tax Returns. Borrower will cause to be provided to Lender copies of annual filed federal tax returns for Borrower, SunLink and Healthcare (or any consolidated return with respect to one or more of them) for each year on or before the Submission Deadline. “Submission Deadline” is defined as the date which is fifteen (15) days after the Filing Deadline. “Filing Deadline” is defined as the deadline for the filing of such tax returns established by the Internal Revenue Code (the “IRC”) for Borrower (or SunLink so long as Borrower is part of a SunLink consolidated group) for the immediately preceding calendar year. If Borrower (or SunLink so long as Borrower is part of a SunLink consolidated group) (i) timely files an application for an extension of the Filing Deadline with the Internal Revenue Service (“IRS”); (ii) timely pays any estimated tax liability and satisfies any other requirements established by the IRC in order to qualify for an extension of the Filing Deadline; and (iii) provides Lender with a copy of such filed application for an extension of the Filing Deadline, evidence of the payment of any estimated tax liability, and documentation satisfactory to Lender evidencing compliance with any other requirements of the IRC on or before the Submission Deadline, Borrower (or SunLink so long as Borrower is part of a SunLink consolidated group) will thereafter provide Lender with a copy of the filed tax return on or before the date which is fifteen (15) days after the extended Filing Deadline. Borrower hereby represents, warrants, covenants and affirms to Lender that all tax returns now or hereafter provided by Borrower, SunLink and Healthcare to Lender are and will be true and correct copies of the original tax returns filed with the IRS. The delivery by Borrower, SunLink and Healthcare of each tax return to Lender shall constitute a reaffirmation that such tax return is a true and correct copy of the original tax return filed with the IRS.

10.5.

Accounts Receivable Reports. Commencing on July 20, 2012 and on the 20th day of each month thereafter, so long as Borrower has a security interest in the Receivables, Borrower will provide Lender with a monthly accounts receivable report for Borrower for the immediately preceding calendar month.

10.6.	Financial Covenants.

10.6.1.

Debt Service Coverage Ratio. Borrower will maintain a Debt Service Coverage Ratio of at least 2.85 to 1.00 during the term of the Working Capital Note and all renewals and modifications thereof. The ratio will be tested quarterly commencing with the fiscal quarter ending September 30, 2012 and subsequently as of the last day of every third month thereafter. “Debt Service Coverage Ratio” means (i) Borrower’s net earnings, plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, less incentive payments received by Borrower pursuant to the Health Information Technology for Economic and Clinical Act of 2009, 42 U.S.C. § 1395ww(n), 42 C.F.R. § 495.104, et seq., 75 FED. REG. 44314, (“EHR Payments”), all for the immediately preceding one (1) fiscal quarter, divided by (ii) Borrower’s scheduled principal payments on term debt, plus scheduled capital lease payments, for the succeeding one (1) fiscal quarter plus interest expense for the immediately preceding one (1) fiscal quarter. The number of fiscal quarters used in each component of the ratio shall increase by one (1) for each subsequent testing period, up to a maximum of four (4) fiscal quarters, at which time the Debt Service Coverage Ratio shall thereafter be tested on a four quarter basis.

10.6.2.	Fixed Charge Coverage Ratio. Borrower will maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 during the term of the Working Capital Note and all renewals and modifications thereof. The ratio will be tested quarterly commencing with the fiscal quarter ending September 30, 2012 and subsequently as of the last day of every third month thereafter. The term “Fixed Charge Coverage Ratio” means (i) Borrower’s net earnings, plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, less EHR payments, all for the immediately preceding one (1) fiscal quarter, divided by (ii) Borrower’s scheduled principal payments on term debt and scheduled capital lease payments for the succeeding one (1) fiscal quarter, plus interest expense, plus distributions to Healthcare and Net Intercompany Funding (excluding distributions and intercompany funding from EHR Payments), all for the preceding one (1) fiscal quarter. The number of fiscal quarters used in each component of the ratio shall increase by one (1) for each subsequent testing period, up to a maximum of four (4) fiscal quarters at which time the Fixed Charge Coverage Ratio shall thereafter be tested on a four fiscal quarter basis. “Net Intercompany Funding” means (x) the change in receivable from Affiliate during the test period less (y) the change in payables to Affiliate (excluding changes in Ordinary Affiliate Indebtedness) during the test period.

10.6.3.	Liquidity. “Days Cash on Hand” means (i) Borrower’s unrestricted cash assets reported on Borrower’s balance sheet plus the balance available to be advanced to Borrower under the Working Capital Note as of the test date divided by (ii) Borrower’s operating expenses, excluding depreciation and bad debt expense, for the immediately preceding four (4) quarters divided by 365. Liquidity will be tested quarterly commencing with the fiscal quarter ending September 30, 2012 and subsequently as of the last day of every third month thereafter. For the test dates listed below, Borrower must have a minimum Days Cash on Hand as indicated below:

Test Dates	Minimum Days Cash On Hand
9/30/12	10
12/31/12	15
3/31/13 and thereafter	20

10.6.4.	Funded Debt to EBITDA Ratio. “Funded Debt to EBITDA Ratio” means (i) the aggregate outstanding balances of all capital leases and all interest-bearing and non-interest-bearing notes payable, as of the test date divided by (ii) Borrower’s net earnings, plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, less EHR payments, all for the immediately preceding four (4) quarters,. The ratio will be tested quarterly commencing with the fiscal quarter ending September 30, 2012 and subsequently as of the last day of every third month thereafter. For the test dates listed below, the Funded Debt to EBITDA Ratio shall not exceed the maximum indicated:

Test Dates	Maximum Funded Debt to EBITDA Ratio
9/30/12 – 3/31/17	3.5 to 1
6/30/17 – 3/31/22	3.25 to 1
6/30/22 and thereafter	3.0 to 1

10.7.

Financial Ratios Compliance Certificate. Borrower will provide Lender with a Compliance Certificate in the form attached hereto as Schedule “10.7” (a “Financial Ratios Compliance Certificate”) together with all other documentation as requested by Lender commencing November 15, 2012 and on the fifteenth (15th) day of every third month thereafter reflecting Borrower’s computation of the Debt Service Coverage Ratio, the Fixed Charge Coverage Ratio, the number of Days Cash on Hand, and the Funded Debt to EBITDA Ratio (the “Financial Covenants”) for the immediately preceding applicable periods.

10.8.	Litigation. Borrower will promptly furnish to Lender written notice of any litigation: in which Borrower is involved which may reasonably be expected to materially adversely affect (i) the ability of Borrower to perform its obligations under the Loan Documents or (ii) the Property or which relates to construction of the MOB.

10.9.	[Intentionally Omitted.] .

10.10.	No Liens. Borrower shall not create, assume or suffer to exist any mortgage, deed of trust, pledge, lien, charge, encumbrance, or security interest on any of the Property or any of Borrower’s Personal Property, excluding only encumbrances in favor of Lender and Permitted Encumbrances.

10.11.	Use of Loan Proceeds. Borrower shall not permit any funds advanced to Borrower under this Loan Agreement to be used for any purpose other than those purposes described in Section 1.

10.12.	Estoppel Certificates. On request by Lender, either verbally or in writing, Borrower shall furnish promptly a written statement or affidavit, in such form as shall be satisfactory to Lender, stating the unpaid balance of the Working Capital Note and that there are no known offsets or defenses against full payment of the Working Capital Note, or if there are such offsets and defenses, specifying the same.

10.13.	Payment of Taxes. All taxes, assessments and governmental charges or levies imposed on Borrower or on Borrower’s assets, income or profits will be paid prior to the date on which penalties attach thereto unless being contested in good faith and by appropriate procedures. If Lender reasonably deems itself insecure, on Lender’s request, Borrower will be required to make monthly deposits for real estate taxes, assessments and similar charges equal to one-twelfth (12) of the annual charges estimated by Lender or accumulate authorized funds with Lender to pay such impositions thirty (30) days prior to their due dates, such deposits to be held by Lender in a non-interest bearing account.

10.14.	Books and Records. Borrower will keep and maintain adequate and proper books and records of accounts in regard to Borrower’s hospital, nursing home, medical office and related businesses located on the Property, which books and records shall be sufficient in all material respects to allow the preparation of the Financial Statements in accordance with GAAP.

10.15.	Lender’s Access. Borrower shall permit any person designated by Lender, including but not limited to Lender’s Inspector, to, in the absence of a Default, upon 48 hours prior written notice (which may be given by e-mail), and during normal business hours (i) visit and inspect any of the properties, books and financial records of Borrower, (ii) enter upon the Property, including the MOB during and after construction, including to inspect the construction progress of the MOB and all materials to be used in the construction of the MOB and to examine the current Plans and Specifications; (iii) examine and to make copies of the books of accounts and other financial records of Borrower, and (iv) discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, its officers. Such inspections may occur no more often than once per fiscal quarter so long as no Default exists, provided, however, that during construction of the MOB, Lender’s Inspector may conduct such inspections with respect to construction of the MOB at such times and intervals and with such notice as Lender or Lender’s Inspector reasonably deems appropriate. Lender (or its designee) may conduct audits, at Lender’s cost and expense, of Borrower’s books of account, records or other papers relating to the collateral no more frequently than once each quarter unless a Default exists. Each inspection, visit, audit, examination, or reproduction of books and records or extracts thereof shall be subject to and conducted in accordance with applicable law, including all healthcare rules and regulations, including but not limited to the Health Insurance Portability and Accountability Act (“HIPAA”) and confidentiality of patient information. Without limiting the foregoing, the aforementioned limitations on the frequency of and payments of costs and expenses associated with visits, inspections and/or audits and any notice requirements shall cease to be applicable when any Default exists and shall not constitute a limitation on or a waiver of the rights of the USDA under applicable law.

10.16.	[Intentionally Omitted.] .

10.17.	No Merger. Borrower will not merge into or with or consolidate with any corporation, partnership, limited liability company, or other legal entity other than a merger or consolidation (i) as to which Lender shall have been given prior written notice, (ii) in which an Affiliate of SunLink is merged into or with or consolidated with Borrower where Borrower is the survivor and immediately thereafter and after giving effect thereto Borrower is in compliance with Section 10.6, and (iii) no Default shall have occurred and then be continuing. For purposes of this Loan Agreement, “Affiliate” with respect to Borrower means (i) SunLink, Healthcare and any entity controlled directly or indirectly by SunLink or Healthcare; (ii) any entity controlled directly or indirectly by Borrower; (iii) any entity that directly, or indirectly through one or more intermediaries, subsequently controls Borrower (a “Controlling Person”); or (iv) any entity which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” of an entity means the possession, directly or indirectly, of the power: (A) to vote 50% or more of the voting securities of such entity (on a fully diluted basis) having ordinary power to vote in the election of the governing body of such entity or (B) to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

10.18.	No Sale. Borrower will not sell, lease or convey all or any portion of the Property, or all or any portion of Borrower’s Personal Property, without the advance written consent of the Bank (such consent not to be unreasonably withheld or delayed); provided, however, that no advance written consent shall be necessary if no Default then exists or if such sale , lease or conveyance consists of (i) the sale of inventory in the ordinary course of business, (ii) the transfer or sale of equipment in connection with the replacement of such equipment with new equipment of a similar type and value, or (iii) leases made in the ordinary course of business, including but not limited to leases of the MOB or portions thereof; it being expressly anticipated that Borrower may in the future lease certain portions of the improvements situated on the Property including the MOB to third parties, in which instance Borrower shall provide copies of such leases to Lender.

10.19.	Business Restrictions. Borrower will not engage in any business other than the ownership and operation of hospital, nursing home, clinic and medical offices located on the Property and the provision of services related thereto and activities ancillary thereto.

10.20.	[Intentionally Omitted.] .

10.21.	Other Information. Borrower agrees to furnish to Lender such other information concerning the business activities of Borrower, the Property and Borrower’s Personal Property as Lender might reasonably request.

10.22.	Inspections. Subject to applicable law, including all healthcare rules and regulations, including but not limited to HIPAA and confidentiality of patient information, Borrower will provide Lender with the results of all inspections of the Property or hospital or nursing home operations, conducted by any local, state or federal regulatory, licensing or safety agency or entity. Such results will be provided to Lender within ten (10) days after the end of each calendar quarter.

10.23.	Contingent Liabilities. Contingent Liabilities. Except with respect to Permitted Contingent Liabilities as set forth in Schedule “10.23” hereto (“Permitted Contingent Liabilities”), Borrower will not assume, guarantee, endorse or otherwise become contingently liable for the obligation of any other person, firm or corporation.

10.24.	Other Agreements. Borrower will not enter into any agreement or do any act which reasonably would be expected to cause Borrower to be unable to comply with the terms of the Loan Documents.

10.25.	Additional Documents. Borrower agrees to execute and deliver any documents which are necessary in the reasonable judgment of Lender to obtain, maintain and perfect the liens and security interests intended to be created by the Loan Documents or, at Lender’s expense, to enable Lender to comply with any federal or state law otherwise applicable to Lender.

10.26.	Other Indebtedness. Except for the indebtedness identified in Schedule “10.26A” hereto (the “Permitted Indebtedness”), Borrower will not incur any other indebtedness for money borrowed, capital lease obligations or obligations for the deferred purchase of property to any party other than Lender, except in the ordinary course of Borrower’s business, without the prior written consent of Lender. Except for indebtedness identified on Schedule “10.26B” hereto (“Ordinary Affiliate Indebtedness”), indebtedness or liabilities to affiliates of Borrower, including charges of insurance, accounting and other shared costs, shall not be considered to be in the ordinary course of Borrower’s business. So long as no Default has occurred and is continuing, Borrower may also make intercompany periodic cash management transfers to and from Affiliates if such transfers are properly accounted for in determining distributions and Net Intercompany Funding for the purposes of Section 10.6 above.

10.27.	Bank Accounts. So long as any indebtedness is owing by Borrower to Lender, Borrower will maintain with Lender all of Borrower’s bank accounts, including without limitation the Operating Account, and the Medicare Account; provided, however, that Borrower may maintain (i) a local bank account(s) in Houston, Mississippi into which checks, cash payments and negotiable instruments may be deposited which will be swept weekly into one of Borrower’s bank accounts with Lender and (ii) the Medicare Account may be maintained at Borrower’s current bank until authorization to change such account to Lender is obtained from Medicare.

10.28.	Management Fees. Borrower shall pay no fees for management or similar services to any party, including but not limited to SunLink, Healthcare, or any other affiliate, parent or subsidiary of Borrower except for management fees set forth on Schedule “10.28” hereto (“Permitted Affiliate Management Fees”). After the occurrence and during the continuance of a Default, Borrower will not pay any Permitted Affiliate Management Fees provided that this section shall not prohibit Borrower from paying Ordinary Affiliate Indebtedness.

10.29.	Intercompany Loans; Dividends. Borrower will not make any distributions, loans or advances of any kind to any party or make or declare any dividend during the term of the Working Capital Note and all renewals and modifications thereof except that Borrower may: (i) make intercompany loans to SunLink and/or Healthcare so long as after making any such loan and giving effect thereto Borrower is otherwise in compliance with Section 10.6 above; (ii) declare and pay cash dividends if: (x) at the date of declaration no Default shall have occurred and be continuing and the net amount of dividends declared and made for the period from July 1, 2012 and ending on the computation date in question shall not exceed eighty percent (80%) of the net income of Borrower for the period from July 1, 2012 to such computation date (minus the case of a deficit, the net deficit of Borrower for such period); (y) Borrower shall have had positive net income after taxes for the fiscal year preceding the year in which any such dividend is proposed to be declared or paid; and (z) after giving effect to the declaration and payment of any such dividend, Borrower shall be in compliance with Section 10.6 above; (iii) pay or make distributions for Permitted Affiliate Management Fees; (iv) pay or make distributions for Ordinary Affiliate Indebtedness; and (v) pay or make distributions for Permitted Contingent Liabilities.

10.30.	Equal Employment Opportunity. All construction contracts relating to the Property will comply with Executive Order 11246 entitled “Equal Employment Opportunity” as amended and as supplemented by applicable Department of Labor regulations, debarment requirements of 7 CFR part 3017, and the Copeland Anti-Kickback Act (18 U.S.C. § 874).

10.31.	Current Ratio. Commencing September 30, 2012 and tested as of the last day of every third month thereafter, Borrower will maintain a Current Ratio of at least 1.00 to 1.00 during the term of the Working Capital Note and all renewals and modifications thereof. “Current Ratio” means the current assets of Borrower divided by the current liabilities of Borrower computed in accordance with GAAP.

11. COVENANT ADJUSTMENT. Notwithstanding anything set forth in Section 10 above, the covenants set forth therein shall at no time be more restrictive than those set forth in Section 10 of the Mortgage Loan Agreement.

12. ANTI-MONEY LAUNDERING AND INTERNATIONAL TRADE CONTROLS.

12.1.	Compliance with International Trade Control Laws and OFAC Regulations. Borrower represents, warrants and covenants to Lender that:

12.1.1.	Borrower is not now nor shall Borrower be at any time until after the Working Capital Note, and all renewals and modifications thereof, is fully repaid a person with whom a U.S. person, including a financial institution, is prohibited from transacting business of the type contemplated by this Loan Agreement, whether such prohibition arises under U.S. law, regulation, executive orders or lists published by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury of the United States of America (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise;

12.1.2.	None of Borrower, Healthcare, SunLink, any person after the Effective Date who owns a direct interest in Borrower or any person after the Effective Date who controls any person who owns a direct or indirect interest in Borrower is now or shall be at any time until after the Working Capital Note, and all renewals and modifications thereof, is fully repaid a person with whom a U.S. person, including a financial institution, is prohibited from transacting business of the type contemplated by this Loan Agreement, whether such prohibition arises under U.S. law, regulation, executive orders or lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

12.2.	Borrower’s Funds. Borrower represents, warrants and covenants to Lender that:

12.2.1.	Borrower has taken, and shall continue to take until after the Working Capital Note, and all renewals and modifications thereof, is fully repaid, such measures as are required by applicable law to verify that the funds invested in Borrower are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the applicable laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated;

12.2.2.	None of Borrower, Healthcare, SunLink, any person after the Effective Date who owns a direct interest in Borrower, or any person after the Effective Date who controls any person who owns a direct or indirect interest in Borrower, or, to Borrower’s knowledge, any person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any state or federal anti-money laundering laws; (b) has been assessed civil or criminal penalties under any state or federal anti-money laundering laws; and (c) has had any of its/his/her funds seized or forfeited in any action under any state or federal anti-money laundering laws;

12.2.3.	Borrower shall make payments on the loan evidenced by the Loan Documents using funds invested in Borrower, donations and pledges, grants, operating revenues or insurance proceeds unless otherwise agreed to by Lender;

12.2.4.	As of the Effective Date and at all times during the term of the Working Capital Note and all renewals and modifications thereof, all operating revenues are and will be derived from lawful business activities of Borrower or Borrower’s tenants or other permissible sources under U.S. law; and

12.2.5.	On the Maturity Date, Borrower will take all necessary steps to verify that funds used to repay the Working Capital Note in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the applicable laws of the jurisdiction in which they originated.

13. DEFAULT. Each of the following shall constitute a default hereunder and under each of the Loan Documents (“Default”):

13.1.	Nonpayment of Notes. Failure to make payment when due of any interest on or principal of the Working Capital Note or the Mortgage Note, or any renewals or modifications thereof and such failure shall continue for a period of three (3) Business Days or more after the date due; or

13.2.	Mortgage Loan Agreement Default. The occurrence and continuance of any Default (as defined therein) under that certain Mortgage Loan Agreement (as defined therein) of even date herewith signed by Borrower and Lender in connection with the Mortgage Note; or

13.3.	Chatham Credit Agreement Default. The occurrence of any “Event of Default” (as defined therein) under the Chatham Credit Agreement which shall have occurred and then be continuing.; or

13.4.	Other Nonpayment. Failure to make payment when due of any other amount payable under the terms of this Loan Agreement or any of the Loan Documents within five (5) Business Days of the receipt of written demand therefor from Lender (unless the same or amount thereof is being contested in good faith by Borrower); or

13.5.	Breach of Covenants. Breach by Borrower in the performance or observance of any covenant made under this Loan Agreement or any of the Loan Documents, or under the terms of any other instrument delivered to Lender in connection with this Loan Agreement, provided that with respect to any such covenants which are non-monetary in nature, Borrower will have thirty (30) days following receipt of written notice from Lender to Borrower to cure the breach of such covenant before such occurrence will constitute a Default hereunder; or

13.6.	Creation of Liens. The creation or enforcement of any lien, deed of trust, pledge, security interest, encumbrances or other lien (including a lien of attachment, judgment or execution) securing a charge or obligation affecting any or all of the Property or all or any of Borrower’s Personal Property, excepting Permitted Encumbrances which continues more than thirty (30) days following receipt of written notice from Lender; or

13.7.	Change of Ownership. Except as permitted in Section 10.18, the assignment, sale, transfer, encumbrance or conveyance of all or any portion of the Property not otherwise permitted by the Loan Documents without the prior written consent of Lender, or if the ownership of the Property becomes vested in a person or entity other than Borrower without the prior written consent of Lender, or if there is a change in control of Borrower from Guarantor or any other wholly-owned subsidiary of SunLink which shall guarantee the obligations of Borrower under the Loan Agreement without Lender’s prior written consent; or

13.8.	Liquidation or Disposition of Assets. The liquidation or dissolution of Borrower or Borrower entering into any partnership, joint venture, syndicate, pool, operating agreement, or other combination with respect to all of the operations of Borrower’s hospital or nursing home whether in a single transaction or a series of related transactions or the assets or properties of Borrower substantially as an entirety, or except in the ordinary course of business (including with respect to the disposition of used or obsolete Equipment), the conveyance, sale, assignment or lease of any material part of the assets or business of Borrower, except in all such cases as otherwise provided by this Loan Agreement (including Sections 10.17 and 10.18), without the prior written consent of Lender; or

13.9.	Judgment. Entry by any court of final, non-appealable judgment (and the expiration of all appeals) against Borrower and not covered by insurance in excess of $100,000.00, or an attachment of any property of Borrower which is not discharged to the reasonable satisfaction of Lender within sixty (60) days thereof; or

13.10.	Casualty Loss; Condemnation. Substantial damage or destruction by casualty or taking by rights of eminent domain of all or any substantial portion of the Property so as to materially and adversely affect Borrower’s ability to perform Borrower’s obligations hereunder; or

13.11.	[Intentionally Omitted.] .

13.12.	[Intentionally Omitted.] .

13.13.	Bankruptcy. The occurrence of any of the following: (i) the institution of bankruptcy reorganization, liquidation or receivership proceedings by or against Borrower, SunLink or Healthcare or any parent of Borrower, or any controlled affiliate or subsidiary of Borrower which are not dismissed within sixty (60) days after the filing thereof, or (ii) the making of any assignment for the benefit of creditors by or against Borrower, SunLink or Healthcare or any parent of Borrower, or any controlled affiliate or subsidiary of Borrower, or (iii) if Borrower, SunLink or Healthcare or any parent of Borrower, or any controlled affiliate or subsidiary of Borrower becomes insolvent, or (iv) any admission by Borrower, SunLink or Healthcare or any parent of Borrower, or any controlled affiliate or subsidiary of Borrower of its or their inability to pay debts as such debts mature; or

13.14.	Termination of Existence. Borrower ceases to be a validly existing Georgia corporation; or

13.15.	Governmental Requirements. The issuance of any order, decree or judgment pursuant to any judicial or administrative proceeding declaring that the Property, the MOB, the construction of the MOB, or the operation of the Property (including the MOB) is in material violation of any federal, state or local law, ordinance, rule or regulation which in any such case would materially adversely affect Borrower’s business; or

13.16.	Representations. Any representation, warranty, statement, certificate, schedule or report made or furnished to Lender by Borrower proves to be false or erroneous in any material respect at the time of the making thereof, and Borrower fails to take or cause to be taken corrective measures with respect to such representations or warranties satisfactory to Lender within thirty (30) days after written notice by Lender, and such corrective measures are not completed to Lender’s satisfaction within sixty (60) days after such written notice is given; or

13.17.	Loan Documents. Any of the Loan Documents cease to be valid, legally binding or enforceable which renders such documents inadequate for the realization of the material benefits intended to be provided thereby; or

13.18.	Revocation of Authorization. (i) The revocation by Borrower of any of the authorizations contained in the Account Collection Agreement to sweep daily all funds contained in the Medicare Account into the Operating Account; or (ii) the revocation or modification of any authorization or instruction to any of Borrower’s account debtors in a manner inconsistent with the Account Collection Agreement (Lender agrees that it must honor any such revocation by Borrower described in this Section 13.18 notwithstanding the fact that any such revocation constitutes a Default hereunder); or

13.19.	Loss of Licenses. The suspension or termination of any of Borrower’s licenses or permits which are required by law and which suspension or termination would materially adversely affect Borrower’s ability to operate Borrower’s hospital, nursing home, medical offices and related businesses on the Property substantially as presently conducted; or

14. REMEDIES. On the occurrence of a Default, as defined in Section 13 of this Loan Agreement, Lender may, at its option:

14.1.	Acceleration of Note. Terminate making advances under the Working Capital Note, and the Loan Documents, and declare the Working Capital Note or any renewals or modifications thereof to be immediately due and payable whereupon the Working Capital Note or any renewals or modifications thereof shall become forthwith due and payable without presentment, demand, protest or notice of any kind, and Lender shall be entitled to proceed simultaneously or selectively and successively to enforce its rights under the Working Capital Note, the Deed of Trust, this Loan Agreement, and any or all of the Loan Documents, and any of the instruments executed pursuant to the terms thereof, or in connection therewith to evidence or secure the obligations of Borrower, and all renewals and modifications thereof. Nothing contained herein shall limit Lender’s rights and remedies available under applicable law.

14.2.	Selective Enforcement. In the event Lender shall elect to selectively and successively enforce its rights under any of the Loan Documents, such action shall not be deemed a waiver or discharge of any other lien, encumbrance or security instrument securing payment of the Working Capital Note until such time as Lender shall have been paid in full all sums advanced under the Working Capital Note. The foreclosure of any lien provided pursuant to the terms of the Loan Documents without the simultaneous foreclosure of all such liens shall not merge the liens granted which are not foreclosed with any interest that Lender might obtain as a result of such selective and successive foreclosure.

14.3.	Cumulative Remedies. The rights and remedies of Lender provided by the Loan Documents are cumulative and no right or remedy will be exclusive of any other or of any other right or remedy which Lender might otherwise have by virtue of the occurrence of a Default and the exercise of any right or remedy by Lender will not impair Lender’s standing to exercise any other right or remedy.

14.4.	Deposits; Setoff. Regardless of the adequacy of Borrower’s Personal Property, any deposits or other sums credited by or due from Lender to Borrower under this Loan Agreement or the Mortgage Loan Agreement , will at all times constitute collateral security for all obligations of Borrower to Lender under this Loan Agreement or the Mortgage Loan Agreement, and, except with respect to funds in the Medicare Account, which Lender agrees are not subject to set off, may be set off against any and all liabilities, direct or indirect, absolute or contingent, now existing or hereafter arising, of Borrower to Lender under this Loan Agreement or the Mortgage Agreement. The rights granted by this paragraph will be in addition to the rights of Lender under any statutory bankers’ lien.

14.5.	Appointment of Receiver. Lender will be entitled to obtain a court appointed receiver for the Property without notice to Borrower, SunLink or Healthcare, which notice is hereby waived.

15. MISCELLANEOUS. It is further agreed as follows:

15.1.	[Intentionally Omitted] .

15.2.	Expenses. Whether or not advances under this Loan Agreement are actually made, Borrower agrees to pay all fees, expenses and charges in respect to the loan contemplated by this Loan Agreement and the Loan Documents, including, without limiting the generality thereof, the following:

15.2.1.	the reasonable fees and out of pocket expenses of legal counsel employed by Lender in connection with the negotiation and preparation of the Loan Documents and the closing of this loan;

15.2.2.	all expenses incidental to obtaining a second priority Mississippi Deed of Trust on the Property, abstracting costs, title examination fees, title insurance premiums, mortgage taxes, documentary stamp taxes, and closing costs;

15.2.3.	survey costs, appraisal costs and costs for environmental reports, soil reports, and structural design reports;

15.2.4.	recording and filing fees and notary fees;

15.2.5.	other reasonable fees and expenses involved in the closing of this loan;

15.2.6.	In addition to the legal fees described at Section 15.2.1, all attorneys’ fees and expenses payable by Lender which are incidental to (a) the enforcement or defense after the occurrence and during the continuance of a Default of any or all of the Loan Documents and any instrument executed pursuant thereto; (b) the negotiation and preparation of any renewals or modifications to any of the Loan Documents requested by Borrower, SunLink or Healthcare ; and (c) rendering any advice to Lender related to the Loan Documents, and any transactions contemplated thereby or related to the enforcement or defense thereof after the occurrence and during the continuance of a Default; and

15.3.	Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, by next day courier service or sent by confirming facsimile transmission or by registered or certified mail, postage prepaid, return receipt requested and addressed as listed below or to such other address as the party concerned may substitute by written notice to the other. All notices shall be deemed received on the date of personal delivery or courier delivery, the date of confirmation of receipt of a facsimile transmission, or within three days (excluding Saturdays, Sundays and holidays recognized in the United States) after being mailed:

To Borrower:	Southern Health Corporation of Houston, Inc.
900 Circle 75 Parkway
Atlanta, GA 30339
Attn: Mark Stockslager

With a copy to:	Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE
Suite 3100, Promenade Two
Atlanta, GA 30309
Attn: Howard E. Turner, Esq.

To Lender:	Stillwater National Bank and Trust Company
6301 Waterford Boulevard, Suite 101
Oklahoma City, OK 73118
Attn: Chief Credit Officer

With a copy to:	Bryan J. Wells and Jared D. Giddens
Conner & Winters, LLP
One Leadership Square
211 N. Robinson, Suite 1700
Oklahoma City, OK 73102
Fax No.: (405) 232-2695

15.4.	Amendment and Waiver. This Loan Agreement and the Loan Documents may not be amended or modified in any way, except by an instrument in writing executed by all of the parties thereto; provided, however, Lender may, in writing: (i) extend the time for performance of any of the obligations of Borrower; (ii) waive any breach or Default by Borrower; and (iii) waive the satisfaction of any condition that is precedent to the performance of Lender’s obligations under this Loan Agreement. In the event of a waiver of a breach or Default by Lender, such specific breach or Default shall be deemed to have been cured and not continuing, but no such waiver shall extend to the reoccurrence of the same breach or Default or any subsequent or other breach or Default or impair any consequence of such subsequent or other breach or Default.

15.5.	Non-Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further right of exercise thereof. The remedies herein provided are cumulative and not alternative.

15.6.	Applicable Law. This Loan Agreement, all of the Loan Documents and all other documents executed pursuant thereto and in connection therewith to evidence or secure the loans contemplated hereby shall be deemed to be a contract made under the laws of the State of Oklahoma, except the Deed of Trust and Assignment of Rents which shall be governed by Mississippi law respectively. Nothing in this Loan Agreement shall be construed to constitute Lender as a joint venturer with Borrower or to constitute a partnership among any of such parties.

15.7.	Descriptive Headings. The descriptive headings of the sections and paragraphs of this Loan Agreement are for convenience only and shall not be used in the construction of the terms hereof.

15.8.	Integrated Agreement. This Loan Agreement, all of the Loan Documents and the other loan documents executed pursuant hereto or in connection herewith constitute the entire agreement between the parties hereto, and there are no agreements, understandings, warranties or representations between the parties other than those set forth in such documents.

15.9.	Time of Essence. Time is of the essence of this Loan Agreement.

15.10.	Binding Effect. This Loan Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, personal representatives, legal representatives and assigns.

15.11.	Third Party Beneficiary. Nothing in this Loan Agreement, express or implied, is intended to confer on any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Loan Agreement.

15.12.	Right to Defend. Lender shall have the right, but not the obligation, at Borrower’s expense, to commence, to appear in or to defend any action or proceeding (initiated by a third party against Borrower) excluding any insured medical malpractice suit or claim, purporting to affect the rights or duties of the parties hereunder and in connection therewith pay out of the funds of the loan all necessary expenses, including fees of counsel, if Borrower fails to so commence, appear in or defend any such action or proceedings with counsel reasonably satisfactory to Lender.

15.13.	Participation. Lender is authorized to sell participation interests in the loan evidenced by this Agreement to other financial institutions; and Borrower agrees that subject to the terms of the agreements of participation, each holder of a participation interest will be entitled to rely on the terms of the loan documents executed in connection herewith as if such holder had been named as an original party to the loan documents. Borrower hereby ratifies and authorizes the delivery by Lender either before or after closing of any and all financial and other information regarding Borrower, together with copies of the Loan Documents, to any potential or actual participant.

15.14.

Disclosure of Information; Confidentiality. Lender agrees to hold any confidential information that it may receive from Borrower, Guarantor or SunLink pursuant to this Loan Agreement in confidence, except for disclosure: (a) on a confidential basis to legal counsel, independent public accountants and other professional advisors of Lender; (b) to regulatory officials having jurisdiction over Lender; (c) as required by applicable law or legal process (provided that, in the event Lender is so required to disclose such confidential information, Lender shall promptly notify Borrower, so that Borrower, Guarantor or SunLink or any of them may seek a protective order or other appropriate remedy) or in connection with any legal proceeding between Lender and Borrower, Guarantor, SunLink or any of them; and (d) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of Lender’s interests hereunder or a participation interest in the Loan, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section. For purposes of the foregoing, “confidential information” shall mean all information respecting Borrower, Guarantor, SunLink, or any of them, other than (i) information previously filed by Borrower, Guarantor or SunLink with any governmental authority and available to the public, and (ii) information previously published in any public medium from a source other than, directly or indirectly, Lender. Use of information by counsel in enforcement proceedings after Default shall not constitute a prohibited disclosure of information under this section.

15.15.	Accuracy of Information. This Loan Agreement has been entered into by Lender based upon the information, data and representations furnished by Borrower to Lender, and Lender’s obligation to close and fund the loan is subject to the continued accuracy of all matters submitted to Lender herewith. By acceptance hereof, Borrower warrants to Lender that all such information, data and representations heretofore and hereafter furnished to Lender are true and correct in all material respects and there is contained therein no untrue statement of a material fact and this warranty shall be true at the time the Loan is closed and shall survive closing. There shall be no material change at the time the Working Capital Loan is closed of the income and expenses of the Property, the financial condition of Borrower and all other features of the transaction shall be in all material respects as represented by Borrower to Lender.

15.16.	Maximum Legal Rate of Interest. Notwithstanding any other provisions of this Loan Agreement or any of the Loan Documents to the contrary, the total interest charges incurred by Borrower pursuant to the Working Capital Note shall not exceed the maximum legal rate of interest under Oklahoma law. If the holder of the Working Capital Note shall ever be entitled to receive, collect or apply, as interest on the loans, any amount in excess of the maximum legal rate of interest permitted to be charged by applicable law, and, in the event any holder of the Working Capital Note ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Working Capital Note, and if the principal balance is paid in full, any remaining excess shall be forthwith paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted, under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) “spread” the total amount of interest on the Working Capital Note throughout the entire term of the Working Capital Note so that the interest rate is uniform throughout the entire term of the Working Capital Note.

15.17.	No Responsibility of Lender. Notwithstanding any term or provision of the Loan Documents, Lender shall not have any obligation or responsibility for the management, conduct or operation of the business and affairs of Borrower. No provision hereof or of any of the other Loan Documents shall be construed or interpreted to create any relationship between Borrower and Lender other than that of debtor and creditor.

15.18.	No Leasing or Drilling. Borrower shall not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal or production of any mineral, natural element, compound or substance from the surface or subsurface of the Property regardless of the depth thereof or the method of mining or extraction thereof and agree to defend, indemnify, save and hold Lender, its officers, agents, servants, employees, successors and assigns harmless from any and all claims, liabilities, losses or expenses which may be incurred by Lender, and any and all other expenses or losses, either direct or consequential, which are attributable, or alleged in any way to be attributable, to the development and exploitation of mineral rights in, on or around the Property by Borrower or any other party.

15.19.	Notice of Title Protection. Lender is obtaining its own title protection in this transaction, and Borrower should seek competent advice as to whether Borrower should obtain any additional title protection to protect Borrower.

15.20.	Jurisdiction and Venue. Borrower hereby submits to the jurisdiction of any state or federal court located in Oklahoma County, Oklahoma, or Chickasaw County, Mississippi, as elected by Lender or required by applicable state law, in connection with any action or proceeding commenced for the collection, enforcement, or defense of this Loan Agreement, the Working Capital Note, the Deed of Trust, or any of the other Loan Documents, and hereby waives all objections to venue or any objections based on the theory of non-convenient forum in connection therewith.

15.21.	Counterparts. This Loan Agreement may be executed in two or more counterparts, each of which will be an original instrument, but all of which taken together will constitute one agreement.

15.22.	Defined Terms. Capitalized terms defined herein shall have the same meaning in the Loan Documents unless otherwise defined therein. Certain defined terms are located in the Sections identified below:

Term	Section
Affiliate	10.17
Assignment of Rents	4.2
Borrower	1st Paragraph
Borrower’s Personal Property	4.3
Business Day	8.5
Current Ratio	10.31
Deed of Trust	4.1

Default	13
EHR Payments	10.6.1
Event of Default	13.3
Filing Deadline	10.4
Financial Covenants	10.7
Financial Ratios Compliance Certificate	10.7
Funded Debt to EBITDA Ratio	10.6.4
GAAP	6.5
Guarantors	5
Healthcare	Recitals
Healthcare Guaranty	5
HIPAA	10.15
Historical Financial Statements	6.5
Interest Rate	2.2
IRC	10.4
IRS	10.4
Lender	1st Paragraph
Lender’s Inspector	10.15
Loan Agreement	1st Paragraph
Loan Commitment	1
Loan Documents	7.1
Maturity Date	2.3
MOB	1
Net Intercompany Funding	10.6.2
OFAC	12.1.1
Ordinary Affiliate Indebtedness	10.26
Permitted Contingent Liabilities	10.23
Permitted Indebtedness	10.26
Prime Rate	2.2
Property	4.1
Stock Certificates	4.4
Stock Pledge Agreement	4.4
Stock Power	4.4
Submission Deadline	10.4
SunLink	Recitals
SunLink Guaranty	5

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the day and year first above written.

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC., a Georgia corporation

By:
MARK J. STOCKSLAGER, Assistant Treasurer

(“Borrower”)

STILLWATER NATIONAL BANK AND TRUST COMPANY

By:
Name:
Title:

(“Lender”)